Exhibit 2
                                                        July 2, 1996



                      SHARE PURCHASE AND TRANSFER AGREEMENT
                                    REGARDING
                         SHARES IN A LIMITED PARTNERSHIP


Between           1.       Heribert Keller
                           Schillerstrasse 10
                           40878 Ratingen

                  2.       Manfred Otto Roth
                           Buschland 3
                           42285 Wuppertal

                  3.       Keller Organisation Beteiligungsgesellschaft mbH
                           Wuppertal


                  4.       Roth Organisation Beteiligungsgesellschaft mbH
                           Wuppertal

                  (hereinafter collectively referred to as "Sellers")

         on one side

And               5.       Hartmann & Cie. GmbH + Co. KG
                           (soon: BT Office Products Deutschland GmbH & Co.
                           KG)
                           Weserstrasse 4
                           60329 Frankfurt am Main

                  6.       Classic Burobedarf Vertriebs GmbH
                           Weserstrasse 4
                           60329 Frankfurt am Main

                  (hereinafter collectively referred to as "Purchasers")

                  7.       BT Office Products Europe C.V.
                           Hoogoorddreef 62
                           NL-1101 BE Amsterdam ZO

                  (hereinafter referred to as "Guarantor")

         on the other side

                                    Preamble

               Mr. Keller and Keller Organisation Beteiligungsgesellschaft mbH are the sole shareholders of Keller Organisation KG, Ratingen (HRA(F1) 534). Mr.
Roth  and   Roth  Organisation   Beteiligungsgesellschaft   mbH  are  the  sole
shareholders of Roth Organisation KG, Wuppertal (HRA 16489); the two companies are hereinafter collectively referred to as "Holding Companies."

                  After the purchase of the respective 40% shares held by BUROPA Holding GmbH & Co., Ratingen (hereinafter referred to as "BUROPA"), Keller Organisation KG holds the entire share capital in Keller Buromatic GmbH, Ratingen (HRB 326), and Roth Organisation KG holds the entire share capital in Buroeinrichtungshaus Roth GmbH, Wuppertal (HRB 5590) as well as Burosysteme Roth Essen Beteiligungs GmbH, Essen (HRB 9180) and, as a limited partner, the entire capital of Burosysteme Roth Essen GmbH & Co., Essen (HRA 6185). These four companies are hereinafter referred to as the "Operative Companies"; the Operative and the Holding Companies are referred to as the "Companies".

                  The Sellers wish to transfer their entire share capital in the Holding Companies to the Purchasers, and the Purchasers wish to acquire the entire share capital from the Sellers.

                  NOW THEREFORE, the parties agree as follows:


                                    SECTION 1

                          OBJECT OF PURCHASE, TRANSFER

1.       The Sellers are holders of the shares as follows:

         (I)          Shares held in Keller Organisation KG

                      - Mr. Keller holds a DM 80,000.00 (80%) share in Keller Organisation KG as general partner, and

                      - Keller Organisation Beteiligungsgesellschaft mbH holds a DM 20,000.00 (20%) share as limited partner.

- --------

(F1) Translator's note: HRA and HRB refer to the numbers in the local Commercial Register.

         (II)         Shares held in Roth Organisation KG

                      - Mr. Roth holds a DM 85,000.00 (85%) share in Roth Organisation KG as general partner, and

                      - Roth Organisation Beteiligungsgesellschaft mbH holds a DM 15,000.00 (15%) share as limited partner

         (hereinafter referred to as the "Shares").

2. The Sellers hereby sell and the Purchasers hereby buy the Shares as follows:

         (I)          Mr. Keller sells his share in Keller Organisation KG

                      - Amounting to DM 79,000.00 (79%) to Hartmann & Cie. GmbH + Co. KG, who at the same time becomes a limited partner in the company,

                      -       Amounting   to  DM   1,000.00   (1%)  to   Classic
                              Burobedarf Vertriebs GmbH, who at the same time becomes a general partner in the company.

         (II) Keller Organisation Beteiligungsgesellschaft mbH sells its share in Keller Organisation KG to

                      -       Hartmann & Cie. GmbH + Co. KG,

         (III)        Mr. Roth sells his share in Roth Organisation KG

                      - Amounting to DM 84,000.00 (84%) to Hartmann & Cie. GmbH + Co. KG, who at the same time becomes a limited partner in the company,

                      - Amounting to DM 1,000.00 (1%) to Classic Burobedarf Vertriebs GmbH, who at the same time becomes a general partner in the company,

         (IV) Roth Organisation Beteiligungsgesellschaft mbH sells its share in Roth Organisation KG to

                      -       Hartmann & Cie. GmbH + Co. KG.

3.       Subject to the conditions precedent that

         (I) The merger of the companies is cleared by the Federal Cartel Office, or the time limit determined in ss. 24a, paragraph 4 of the Restraint of Competition Act expires; and

         (II) The legally valid signing of the application for the registration of the new shareholders as singular successors of the Sellers in the respective commercial registers,

         the Sellers hereby transfer their shares to the Purchasers by way of singular succession; the Purchasers accept this transfer. The day on which the two conditions will be fulfilled is hereinafter called "Closing Day."

4.       After execution of the transfer the participation in

         (I)          Keller Organisation KG will be as follows:

                      - Classic Burobedarf Vertriebs GmbH will participate as general partner holding a DM 1,000.00 (1%) share, and

                      - Hartmann & Cie. GmbH + Co. KG will participate as limited partner holding a DM 99,000.00 (99%) share.

         (II)         Roth Organisation KG will be as follows:

                      - Classic Burobedarf Vertriebs GmbH will participate as general partner holding a DM 1,000.00 (1%) share, and

                      - Hartmann & Cie. GmbH + Co. KG will participate as limited partner holding a DM 99,000.00 (99%) share.


                                    SECTION 2

                                 PURCHASE PRICE

1. The purchase price for the shares amounts to DM 19,500,000.00 (Deutsche Mark Nineteen Million Five Hundred Thousand), subject to adjustments that may be necessary according to the following paragraphs.

2. The purchase price is due from the execution of the transfer and must be paid as follows:

         (I)          (1)     an amount of DM 3,000,000 to Mr. Keller to the
                              account No. _______ with Commerzbank Dusseldorf
                              (BLZ 300 400 00),

                      (2) an amount of DM 2,000,000 to Mr. Keller to the account No. _______ with Stadtsparkasse Dusseldorf (BLZ 300 50 110),

                      (3) an amount of DM 2,000,000 to Mr. Keller to the account No. _______ with the Deutsche Bank Ratingen (BLZ 300 700 10),

         (II) an amount of DM 20,000 to the Keller Organization Beteiligungsgesellschaft mbH to the account No. 36 50 306 with Commerzbank Dusseldorf (BLZ 300 400 00),

         (III)        (1)     an amount of DM 3,515,000 to Mr. Roth to the
                              account No. ______ with Credit und Volksbank
                              Wuppertal-Barmen (BLZ 330 600 98),

                      (2) an amount of DM 3,500,000 to Mr. Roth to the account No. ______ with the Stadtsparkasse Wuppertal-Barmen (BLZ 330 50 000),

                      (3) an amount of DM 3,500,000 to Mr. Roth to the account No. ______ with the Deutsche Bank Wuppertal-Barmen (BLZ 330 700 90),

         (IV) an amount of DM 15,000 to the Roth Organization Beteiligungsgesellschaft mbH to the account No. 111 039 with the Stadt Sparkasse Wuppertal-Barmen (BLZ 330 500 00).

         The remaining amount of DM 1,950,000 (10%) serves as collateral for possible claims of the purchaser from or arising from this agreement, and will be retained for a period until April 30, 1998.

         The purchase price, including possible adjustment amounts, as far as they have not yet been paid by that date, bears interest of 2% above the discount rate of the Deutsche Bundesbank from July 1, 1996.

3.       The purchase price will be adjusted if

         (I) The target amount (see paragraph 4) for the period of July 1, 1995 to June 30, 1996 is more than 5% less than the amount of DM 2,500,000.00, by deducting eight times the difference between the target amount and DM 2,500,000.00;

         (II) The target amount (see paragraph 4) for the period of July 1, 1996 to December 31, 1996 differs more than 5% from the amount of DM 1,500,000.00, by adding or deducting six times the difference between the target amount and DM 1,500,000.00. In case of an adjustment of the purchase price according to this provision, the immediate impact of essential changes of the structure or the business policy of the Companies effected by the Purchaser must be eliminated if they have not been effected with prior written consent by the Sellers.

4. The target amount referred to in paragraph 3 is to be determined as follows:

         (I) The consolidated yearly profit of the Companies (Operative Companies and Holding Companies) as per the respective
                      Effective Date before corporate and income tax and after deduction of 15% trade income tax and all other taxes shall serve as a basis;

         (II) Then, the results of the business relationship with BUROPA have to be eliminated, with the exception of (a) results from sales and services in the ordinary course of business
                      comparable to  third-party   business  and  (b)  accurals
                      resulting from said business relationships.

         (III) Finally, the amounts thus calculated shall be amended according to the agreement reached during the negotiations between the parties.

5. In order to determine the respective target amounts for the respective periods according to paragraph 3, the annual accounts of the Companies (hereinafter collectively referred to as the "Statements") will be audited by (i) Coopers & Lybrand in Dusseldorf within twelve (12) weeks after June 30, 1996 and (ii) Ernst & Young in Frankfurt and Stuttgart within twelve (12) weeks after December 31, 1996.

         Coopers & Lybrand shall within one month check the Statements audited by Ernst & Young and vice versa. If Ernst & Young does not agree with all Statements audited by Coopers & Lybrand, it shall inform the latter accordingly within this one month period and vice versa. Failure to inform the other auditing firm shall make the Statements binding. The parties or the auditing firms will negotiate any objections made by either side.

6.       The target  amounts shall be jointly  determined by the Sellers and the
         Purchasers   within   thirty  (30) days  after an  agreement  about the
         statements has been reached.

7. Messrs. Keller and Roth shall be entitled to contribute to the establishment of the accounts to the same extent as all other Managing Directors of the Companies.


                                    SECTION 3

                                 EFFECTIVE DATE

               The sale and transfer of the shares shall have economic effect as per July 1, 1996, 12:00 a.m. (the "Effective Date").

                                    SECTION 4

                           SHAREHOLDER'S LOAN, PROFITS

               The Sellers hereby assign and transfer to the Purchasers all balances on their shareholder's accounts with the Holding Companies (capital account I, capital account II, loan account, reserves account) as per the Effective Date as well as all loans made to the Companies. The Sellers hereby represent that during the business year 1995/96 no profits have been distributed or will be distributed until the Effective Date, with the exception of (i) the distribution of profits of the Holding Companies during the business year 1995,
(ii) the tax payments made by Mr. Roth and charged to his loan account and (iii) distribution to be repaid until the Effective Date. The Operative Companies have not distributed any advance payments and will not do so. The loans supplied by Mr. Roth's sons will be repaid before the Effective Date.


                                    SECTION 5

                           OBLIGATIONS OF THE SELLERS

1.       The Sellers hereby agree to

         (I) Cause the Roth Gesellschaft bugerlichen Rechts to enter into a lease agreement with Buroeinrichtungshaus Roth GmbH according to Annex 1,

         (II) Cause the Keller Grundstucksverwaltung GbR to enter into a lease agreement with Keller Buromatic GmbH according to Annex 2 immediately after the execution of this agreement.

2.       Mr. Keller will upon request of the Purchasers

         (I) Resign from his office as Managing Director of Keller Buromatic GmbH and enter into a termination agreement according to Annex 3, and

         (II) Enter into a consultancy agreement with Hartmann & Cie. GmbH + Co. according to Annex 4.

3.       Mr. Roth will upon request of the Purchasers

         (I) Resign from his offices as Managing Director of Buroeinrichtungshaus Roth GmbH and Burosysteme Roth Essen Beteiligungs GmbH

         and enter into a termination agreement according to Annex 5 and

         (II) Enter into a consultancy agreement with Hartmann & Cie. GmbH + Co. according to Annex 6.


                                    SECTION 6

                          OBLIGATIONS OF THE PURCHASERS

               The Purchasers agree to enter into or cause the conclusion of the agreements mentioned under Section 5.


                                    SECTION 7

                         WARRANTIES AND REPRESENTATIONS

               With regard to each of the Companies, the Sellers represent and warrant as per the Effective Date and Closing Day:

1. The Sellers are the owners of the shares and they have the unrestricted capacity to dispose of them. No third parties have any rights in the shares; the shares are fully paid in. Neither of the Companies has participated in any other companies with the exception of the Operating Companies and the Companies listed in Annex 7. The participations in BOG Essen Buroorganisation GmbH, PRO Office Burodienstleistungen GmbH, Roth Datensysteme GmbH, BUROPA and BUROPA Holding Verwaltungsgesellschaft GmbH will be transferred to one of the Sellers or a third party named by them before the Closing Day against reimbursement of the book values.

2. The excerpts from the commercial register attached as Annexes 8a) to f) as well as the articles of association attached as Annexes 9a to f) are complete and correct.

3. As per the Effective Date, the Companies are the owners of all assets listed in the balance sheets audited by Coopers & Lybrand as per June 30, 1996. The Companies are free and unrestricted to dispose of these assets; with the exception of statutory liens and usual retention of
         title  for  which   liabilities   are  listed  in  the  balance sheet
         accordingly, third parties have no rights in these assets.

4. The inventories listed in the balance sheet as per June 30, 1996 are in good order and not defective; with the exception of spare parts and assembly groups, they can be sold until December 31, 1996 in the ordinary course of business for their inventory prices plus 20% on average. Insofar as the inventories, with the exception of spare parts and assembly groups, have not been sold until said date, the damage shall be 50% of the inventory price.

5. By entering into this agreement, the Sellers or the Companies will not violate any obligations. There are no contracts or legal relatinships that might be terminated due to the sale of the shares.

         In particular, the Companies have not applied for or obtained public subsidies that might be revoked or denied if the Sellers are not shareholders of the Companies any more.

         The Purchasers acknowledge that under the distribution agreements listed in Annex 9b) the other parties to these agreements have to be notified of changes of shareholders and might have the right to terminate these agreements.

6. The annual statements of the Operative Companies as per June 30, 1995 (as Annex 10 attached) and June 30, 1996, and of the Holding Companies as per December 31, 1995 (as Annex 10 attached) have been or will be established in conformity with the generally accepted accounting principles. They give a true and accurate impression of the Companies' assets, financial situation and earnings.

         The assets, financial situation and earnings have not significantly deteriorated since June 30, 1995.

7. As per June 30, 1995, the Companies had only liabilities and potential losses as shown in their respective annual statements. Since June 30, 1995, all liabilities have arisen of transactions in the ordinary course of business.

8. The Companies have filed all necessary tax returns and have paid all taxes, social security contribution and public duties or charges. For taxes, social security contributions and public duties and charges not yet due, but payable before July 1, 1996, sufficient accruals will have been set aside in the balance sheet as per June 30, 1996. Insofar as further taxes have to be paid for the period before July 1, 1996, e.g., after an audit by the tax authorities, they have to be paid by the Sellers. The Sellers shall be entitled to give their comments and assistance to any tax authority audits relating to the period ending December 31, 1996. In particular, they may raise formal objections against any decision by the tax authorities.

9. All documents and books of the Companies are complete and in good order.

10.      Annex 11 contains in complete and accurate form

         (I) A list of all employees of the Companies, indicating whether a written agreement exists; namely,

                      -       the date of entry into the company's services
                      -       the employee's age
                      -       the employee's position

                      - the employee's claims for retirement, bonus or similar payments
                      -       last year's gross salary

         (II) The standard employment contract currently used by the respective Company,

         (III)        A list of all applicable collective bargaining agreements.

         With the exception of the obligations mentioned in the list, there are no further obligations of the Companies vis-a-vis their respective employees.

         The employees shown in Annex 12 by name, position and age are considered to be very important for the Companies; they have not yet terminated their employment agreements and there is no reason to believe that they will do so due to the sale of the shares.

11.      Annex 13 contains a list of all important  contracts of the  Companies;
         namely,

         (I)          Lease agreements
         (II)         Sales and service agreements
         (III)        Distribution and agency agreements
         (IV) Insurance policies with the exception of car insurance
         (V)          Other important contracts.

         As to lease agreements regarding copying machines, Annex 13 contains a sample of the standard contract used by the Companies; it is hereby warranted that all existing copies are made up in accordance with the sample with only minor and economically insignificant exceptions.

         For the purposes of (I), (III) and (IV), agreements are considered important if they contain unusual clauses or have been entered into not in the ordinary course of business or cannot be terminated without compensation before June 30, 1997 or provide for payment obligations of DM 100,000 or more. For the purposes of (II), agreements are considered important if they provide for payment obligation of DM 100,000 or more. For the purposes of (V), agreements are considered important if they cannot be terminated without compensation before June 30, 1997, or provide for payment obligations of DM 100,000 or more.

12. All obligations of the Companies and the respective other party that are due have been fulfilled properly and all payments have been made. All accounts receivable have full value and will be paid when due.

13. The flat accrual for doubtful accounts in the balance sheet will be in accordance with previous business years and sufficient to cover the risk for 1996; as per December 31, 1996 all accounts receivable as per June 30, 1996 will have been paid after deduction of all allowances.

14. Annex 14 contains a complete and correct list of all agreements between the Companies and the Sellers, the Sellers' companies (including companies of the Sellers' relatives) or companies which are either jointly or singly owned by the Sellers or their companies.

         The agency and service agreements with the Sellers or the Companies controlled by the Sellers on the Effective Date listed in Annex 14 shall continue to be effective for a minimum period of three years with basically the same remuneration as hitherto paid; however, the
         Purchasers or the Companies shall be entitled to terminate the agreements or parts of them at their discretion. If the Purchasers or the Companies decide not to use the services any more, they will be credited with the savings of the Operative Companies; as for the rest, they will make payments as usual.

         The Companies have not given any collaterals for the benefit of the Sellers, the Sellers' shareholders (including their relatives) or other companies which belong either to the Sellers or their shareholders.

15. With the exception of short-term overdrafts, the Companies have not taken any loans in the previous business years, and it will not be necessary to take any loans in the future, provided that the course of business remains unchanged; the Companies' consolidated accounts payable to banks will be in the normal range as per June 30, 1996 and will not exceed DM 200,000 in addition to the purchasing prices for the six company cars purchased during the current business year (approximately DM 180,000).

16. Annex 15 contains the General Terms and Conditions currently used by the Companies.

17. With the exception of the proceedings mentioned in Annex 16, the Companies are not involved in any litigation or administrative proceedings and they have not been threatened with such proceedings and have no intention to start them.

18. The Companies' businesses are run in accordance with all statutory regulations, including, but not limited to environmental and safety rules. The Companies have all permits and authorizations necessary to conduct their respective businesses. The Companies have not polluted the real property their businesses are built on.

19. The Sellers have neither intently nor grossly negligent held back any substantial information relating to the Companies that might reasonably affect the Purchaser's decision to acquire the shares or to pay the purchase price set forth under Section 2 of this agreement.

20.      Since June 30, 1995:

         - The Companies have continued to run their respective businesses in accordance with their previous practice; in particular, they have entered into leasing agreements only under terms as used customarily;

         - There has been no materially adverse changes in the Companies' businesses, their assets and their business perspectives;

         - There have been no materially adverse changes with respect to the Companies' own capital, balance sheet ratios or periods in which accounts are to be received or to be paid other than the one incurred during the ordinary course of business.

         The Companies will run their respective businesses in the ordinary and customary course of business, they will inform the Purchasers regularly about the development of the respective businesses and they will coordinate with the Purchasers any business activities out the scope of the ordinary course of business.


                                    SECTION 8

                  VIOLATION OF WARRANTIES AND MISREPRESENTATION

1. If the representations and warranties set forth under Section 7 of this agreement are incorrect or incomplete, the Purchaser will inform the Seller accordingly. The Seller shall be entitled to try to remedy the violation of the warranty or misrepresentation within due course. In case that is not possible to do this on time, the Sellers will have to pay damages.

2. ss.ss. 460 and 464 of the Civil Code shall not apply, as far as the representations in Sections 7 and 8 are concerned. As for the rest, they are applicable only with regard to information given by the Sellers to Ernst & Young.

                                    SECTION 9

                              STATUTE OF LIMITATION

                   All claims for breach of representation and warranties shall lapse on April 30, 1998; as for claims relating to tax payment obligations, they shall lapse six months after the legally binding assessment of the respective obligation. Claims for deficiency in title shall lapse according to the statutory provisions.


                                   SECTION 10

                           NON-COMPETITION UNDERTAKING

                   For a period of 5 years after execution of this agreement, the Sellers undertake not to engage in any competitive activities, either directly or indirectly, in the fields and areas in which the Companies are currently active. Financial participations in companies listed at a stock exchange of 5% or less shall not be deemed competitive. This non-competition clause shall not apply to the consultancy activities of Mr. Keller regarding:

                      -       buroplan vanderhey GmbH & Co. KG, Dusseldorf

                      -       Schroter Burozentrum, Tonisvorst

                      -       Buro Bogers GmbH, Goch,
                              Buro Valk Gmbh + Co., Bocholt

                   Further, the non-competition clause shall not apply to the services rendered by Mr. Roth as Managing Director of Roth Datensysteme GmbH and of the shop of Buro Roth GmbH + Co. KG as provided for in his employment agreements, as well as the position as shareholder and Managing Director of Pro Office Burodienstleistungs GmbH.

                   Each infringement of this non-competition clause shall result in a penalty of DM 75,000, notwithstanding the possibility to claim further damages.


                                   SECTION 11

                               RIGHT OF RESCISSION

1. Both the Purchasers and the Sellers may rescind this agreement if the target amount as set forth in Section
         2.3(I) is less than DM 2,100,000.

2.       The Purchasers may rescind this agreement:

         (I) If their damage claims amount to more than 25% of the purchase price; or

         (II) If the Companies have taken any actions outside the ordinary course of business within the period between the execution and the closing of this agreement, resulting in a significant deterioration of the financial, asset or profit situation, without the necessary approval of the Purchasers.

3. The party which wants to rescind the agreement has to exercise its recission right within one month after receiving knowledge of the right, but until April 30, 1998, at the latest.


                                   SECTION 12

            JOINT AND SEVERAL OBLIGATION, JOINT AND SEVERAL CREDITORS

1. The Sellers and the Purchasers are jointly and severally liable for obligations under this agreement.

2. The Sellers and the Purchasers are joint and several creditors for all claims under this agreement.

3. The Guarantor warrants the timely and complete fulfillment of the Purchaser's obligations under this agreement.


                                   SECTION 13

                    NOTIFICATION OF THE FEDERAL CARTEL OFFICE

1. Under ss. 24a of the Restraints of Competition Act, the Federal Cartel Office has to be notified of the acquisition that is the object of this agreement. The execution of this agreement is therefore subject to the condition precedent that the Federal Cartel Office clears of the acquisition or lets the deadline for an objection expire without interfering.

2. The Purchasers undertake to immediately notify the Federal Cartel Office of the merger procedure in this agreement. The Purchasers shall inform the Sellers about the notification and the ensuing procedure, provided, however, that no business secrets of the Purchasers are disclosed. The Sellers will provide the Purchasers with all information necessary for the notification.

                                   SECTION 14

                                      COSTS

1. The fees for the notary and the Federal Cartel Office shall be born by the parties by half.

2. All other costs, including but not limited to, lawyers, tax consultant and auditors shall be born by the party who employed those advisors.


                                   SECTION 15

                         INVALIDITY AND UNENFORCEABILITY

                   If a provision of this agreement should be or become invalid or unenforceable, the validity of the other provisions of this agreement shall not be affected thereby. The parties agree to substitute the invalid or unenforceable provision with another provision which corresponds as closely as possible to the intention of the parties according to the aim and purpose of this agreement. The same applies if the agreement is incomplete.


                                   SECTION 16

                                  GOVERNING LAW

                 This agreement shall be governed by German law.


                                   SECTION 17

                                   AMENDMENTS

1. There are no oral modifications of this agreement; any existing oral modification shall be null and void upon the signing of this agreement.

2. Amendments to this agreement must be made in writing; provided, however, that no notarial certification is necessary. An amendment of this clause Section 17.2 also has to be in writing.

Frankfurt, July 2, 1996






- ----------------------------------          ------------------------------------
    Heribert Keller                              Hartmann & Cie.
                                                 GmbH + Co. KG



- ----------------------------------          ------------------------------------
    Manfred Otto Roth                            Classic Burobedarf
                                                  Vertriebsgesellschaft mbH



- ----------------------------------          ------------------------------------
    Keller Organisation GmbH                     BT Office Products Europe
                                                 B.V.



- ----------------------------------
    Roth Organisation GmbH

         Pursuant to Rule 306(a) of Regulation S-T, BT Office Products International, Inc. hereby represents that the foregoing English translation of the Share Purchase and Transfer Agreement is a fair and accurate translation of the original German language document.



                                  BT OFFICE PRODUCTS INTERNATIONAL, INC.


                                  By:/s/John J. McKiernan
                                     ------------------------------------
                                        John J. McKiernan
                                        Vice President-Finance and
                                        Administration, Chief Financial
                                        Officer and Secretary